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                            700 LOUISIANA STREET             FAX:   713 225-6475
                            SUITE 4300                  TELEPHONE:  713 570-3200
                            HOUSTON, TEXAS  77002

[PIONEER LOGO]

                                  PRESS RELEASE

                  PIONEER ANNOUNCES 2004 FIRST QUARTER RESULTS

     Houston, Texas (May 14, 2004) - Pioneer Companies, Inc. [OTC: PONR] today reported a net loss of $7.3 million, or $0.73 per diluted share, on revenues of $90.0 million for the three months ended March 31, 2004, as compared to net income of $16.4 million, or $1.63 per diluted share, on revenues of $89.0 million in the first quarter of 2003.

     The average ECU netback during the first quarter of 2004 was $339, which was $27 lower than the preceding quarter and $23 lower than the first quarter of 2003. The revenue effect of the lower ECU netback was more than offset by volume growth in sales of chlorine and caustic soda and increased prices and volumes of bleach, hydrochloric acid and other downstream products. While production during the first quarter of 2004 was reduced as a result of an equipment problem at one plant and rail service difficulties at another (both of which have been addressed), drawing down inventory supported the quarter's higher sales volumes. Pioneer's ECU production was 169,555 tons in the first quarter of 2004, as compared to 160,071 tons and 175,764 tons in the preceding quarter and the first quarter of 2003, respectively.

     During the quarter ended March 31, 2004, cost of sales - products was higher than during the first quarter of 2003 as a result of $4.3 million of increased costs related to purchase for resale volumes and bleach production increases, $1.3 million of increased freight costs, $2.3 million of higher plant labor and maintenance costs and $3.4 million higher depreciation expense as the result of a charge recorded for non-productive plant assets. Selling, general and administrative expenses in the 2004 first quarter were $1.8 million lower than during the earlier period as a result of approximately $2.2 million in reduced bad debt expense and $0.6 million in lower local taxes, offset by $0.9 million


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in increased professional fees. The higher professional fees are attributable to an organizational efficiency project, Project STAR, which Pioneer embarked on during the quarter.

     Other significant charges and credits, not specifically related to plant operating and maintenance activities and which affect the comparability of operating income between periods, are as follows (amounts in millions):

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                       2004              2003
                                                    ---------          ---------
           Operating Income                          $ (3.0)            $  21.5

           Charges (Credits)
              Cost of sales - product                $  3.4             $   9.5
              Cost of sales - derivatives            $   --             $  21.0
              Change in fair value of derivatives    $   --             $ (87.3)
              Asset impairment                       $   --             $  40.8

For the periods, charges and credits noted above are detailed as follows:

o During the first quarter of 2004 depreciation expense of $3.4 million, included in cost of sales - product, related to a charge for non-productive assets at Pioneer's Tacoma chlor-alkali facility. During the quarter ended March 31, 2003, cost of sales - product included an increase of $9.5 million in Pioneer's reserves for environmental remediation liabilities, based on a new analysis of environmental concerns at all of Pioneer's plants.

o During the first quarter of 2003, all of the conditions were satisfied with respect to the settlement of a dispute regarding the supply of power to Pioneer's Henderson facility. As a result of the settlement with the Colorado River Commission ("CRC"), Pioneer was released from all claims for liability with respect to electricity derivatives agreements, and CRC retained all amounts it had received related to the derivatives agreements. During the first quarter of 2003, the receivable of $21.0 million that Pioneer had recorded related to estimated net proceeds from matured derivatives was reversed, and the net liability of $87.3 million that had been recorded for the net mark-to-market loss on outstanding derivative positions was also reversed.

o In connection with the settlement of the dispute with CRC, Pioneer entered into a new power agreement effective as of January 1, 2003. The market rates under the new agreement are expected to remain at levels higher than the rates under the long-term hydropower contracts that were assigned as part of the settlement. Based on an analysis of the effect of the higher power costs on the value of the Henderson facility, Pioneer recorded an impairment charge of $40.8 million in the first quarter of 2003.

     Pioneer's net income is affected by the remeasurement of Canadian dollar-denominated account balances in U.S. dollars for financial reporting purposes. In the first quarter of 2004, Pioneer reported as other income $0.1 million of currency exchange gain, compared to a $1.9 million currency exchange loss in the first quarter of 2003.

     At March 31, 2004, Pioneer had liquidity of $22.2 million, which included available borrowings under Pioneer's revolving credit facility of $20.7 million, net of letters of credit outstanding on that date, and cash of $2.5 million, less outstanding disbursements of $1.0 million.

     Michael Y. McGovern, Pioneer's President and Chief Executive Officer, stated, "Continuing strong demand for chlorine has resulted in an improved price level for chlorine so far in 2004, and we have recently implemented an order control program as we endeavor to maintain an orderly supply environment for our contract customers. Caustic soda prices were weak in the first quarter, but we recently announced a price increase and implemented an order control program for that product, reflecting an increase in demand since the beginning of the second quarter.

     "We are also making progress with Project STAR, our on-going operational efficiency initiative," McGovern added. "We anticipate that after the project is implemented in June of this year we will have at least 12% fewer Pioneer employees than the 648 employees we had on December 31, 2003, with a resulting annual payroll and benefits savings of more than $6.3 million. We expect to incur a severance expense of at least $3.1 million in June, but the severance payments will be made in 2004 and 2005 in accordance with applicable severance arrangements, so the savings that will result from Project STAR

                                      -3-
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will really be realized beginning in 2005. However, we feel that our current operating environment and the prospective savings and efficiencies from Project STAR, taken as a whole, provide some cautious optimism about Pioneer's future prospects."

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended March 31, 2004, and has posted it to its Internet web site, so it is readily accessible. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.

         Pioneer will conduct a teleconference on May 21, 2004, at 10:30 a.m. Central time in order to discuss its financial results for the first quarter of 2004. Individuals who are interested in listening to the teleconference may call
(888) 497-4617 at that time and request to listen to the Pioneer earnings teleconference. A replay of this teleconference will be available from 1 p.m. (Central time) on May 21, 2004, until 12:30 p.m. on May 25, 2004, by dialing
(800) 633-8284, reservation #21195639.

     Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer's high financial leverage, global political and economic conditions, the demand and prices for Pioneer's products and raw materials, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer's products and raw materials, the effect of Pioneer's results of operations on its debt agreements, and other risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200

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
                             PIONEER COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED MARCH 31,
                                                      ----------------------------
                                                          2004             2003
                                                      ----------        ----------
Revenues .........................................    $   90,026        $   89,031
Cost of sales - product ..........................       (86,311)          (84,591)
Cost of sales - derivatives ......................            --           (20,999)
                                                      ----------        ----------
Total cost of sales ..............................       (86,311)         (105,590)
Gross profit (loss) ..............................         3,715           (16,559)
Selling, general and administrative expenses .....        (6,589)           (8,358)
Change in fair value of derivatives ..............            --            87,271
Asset impairment and other items .................          (165)          (40,818)
                                                      ----------        ----------
Operating income (loss) ..........................        (3,039)           21,536
Interest expense, net ............................        (4,642)           (4,811)
Other income (expense), net ......................           126            (1,880)
                                                      ----------        ----------
Income (loss) before income taxes.................        (7,555)           14,845
Income tax benefit ...............................           262             1,533
                                                      ----------        ----------
Net income (loss) ................................    $   (7,293)       $   16,378
                                                      ==========        ==========

Net Income (loss) per share:
    Basic ........................................    $    (0.73)       $     1.64
    Diluted ......................................    $    (0.73)       $     1.63
Weighted average number of shares outstanding:
    Basic ........................................        10,006            10,000
    Diluted ......................................        10,006            10,029


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
                             PIONEER COMPANIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        MARCH 31,  DECEMBER 31,
                                                          2004         2003
                                                        ---------  ------------
                                                            (UNAUDITED)

                     ASSETS
Current assets ....................................     $ 58,957       $ 61,471
Net property, plant and equipment .................      182,797        189,534
Other assets, net .................................        4,288          3,931
Excess reorganization value over the fair
   value of identifiable assets ...................       84,064         84,064
                                                        --------       --------
Total assets ......................................     $330,106       $339,000
                                                        ========       ========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities ...............................     $ 48,465       $ 48,881
Long-term debt, less current portion ..............      202,669        203,803
Other long-term liabilities .......................       67,257         67,326
Total stockholders' equity ........................       11,715         18,990
                                                        --------       --------
Total liabilities and stockholders' equity ........     $330,106       $339,000
                                                        ========       ========

                             PIONEER COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                               -----------------------
                                                                 2004           2003
                                                               --------       --------
Operating activities:
  Net income (loss) .....................................      $ (7,293)      $ 16,378
  Adjustments to reconcile net income (loss) to net
       cash flows from operating activities:
     Depreciation and amortization ......................         8,884          5,194
     Provision for (recovery of) losses on accounts
       Receivable .......................................          (653)         1,754
     Deferred tax benefit ...............................          (262)        (1,533)
     Derivatives - cost of sales and change in fair value             _        (66,272)
     Asset impairment ...................................             _         40,818
     Loss on disposal of assets .........................           175              _
     Currency exchange loss (gain) ......................          (129)         1,883

     Net effect of changes in operating assets and ......            --
       Liabilities ......................................        13,481          9,646
                                                               --------       --------
          Net cash flows from operating activities ......        14,203          7,868
                                                               --------       --------
Investing activities:
  Capital expenditures ..................................        (2,325)        (1,724)
                                                               --------       --------
          Net cash flows from investing activities ......        (2,325)        (1,724)
                                                               --------       --------
Financing activities:
  Net Payments under revolving credit arrangements ......       (10,209)          (244)
  Payments on debt ......................................        (1,166)        (2,025)
  Proceeds from issuance of stock .......................            18             --
          Net cash flows from financing activities ......       (11,357)        (2,269)
                                                               --------       --------
Effect of exchange rate changes on cash and
  cash equivalents ......................................            35            359
                                                               --------       --------
Net decrease in cash and cash equivalents ...............           556          4,234
                                                               --------       --------
Cash and cash equivalents at beginning of period ........         1,946          2,789
                                                               --------       --------
Cash and cash equivalents at end of period ..............      $  2,502       $  7,023
                                                               ========       ========


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